Exhibit 10.15

September 27, 2017

Detlev M. Biniszkiewicz, PhD

Re:	Separation Agreement

Dear Detlev:

This sets forth the terms and conditions associated with the ending of your employment with Surface Oncology, Inc. (“Surface” or the “Company”). The Company’s Board of Directors (the “Board”) appreciates your contributions and would like to make this transition as smooth as possible. With that in mind and consistent with the terms of your March 7, 2015 Employment Agreement with the Company (the “Employment Agreement”), the Company shall provide you with the Termination Benefits set forth below provided you enter into, do not revoke and comply with the terms of this Separation Agreement (this “Agreement”). The Company is also electing to provide you with additional Termination Benefits not contemplated in the Employment Agreement in the form of additional vested equity, a revised mix of options for exercise, and a continued role with the Company as a director serving on the Board, all as set forth in this Agreement. With those understandings, September 15, 2017 shall be the “Date of Termination” and this document is the “Release” referenced in the Employment Agreement.

1.	Ending of Employment

In connection with the ending of your employment and regardless of whether you sign this Agreement: (i) the Company shall pay your salary plus any accrued but unused vacation through the Date of Termination; the cash amount of such accrued but unused vacation is $11,569.23 (64 hours) and was paid to you as part of the Company’s September 15th payroll; (ii) the Company shall reimburse you for any outstanding, reasonable business expenses that you incur on the Company’s behalf through the Date of Termination (provided the Company receives appropriate documentation in accordance with the Company’s reimbursement policies); (iii) your eligibility to participate in the Company’s health and dental coverage shall end on September 30, 2017 (provided you shall have an opportunity to continue your health, dental and vision insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and subject to Section 4(b)); (iv) your eligibility to participate in any other employee benefit plans and programs of the Company shall cease on the Date of Termination in accordance with the terms and conditions of those plans; and (v) your outstanding equity awards shall vest until the Date of Termination and the terms of your equity awards shall be governed by the Company’s below referenced stock option plan and associated award agreements (without reference to this Agreement). A summary of your equity awards is attached as Exhibit A to this Agreement.

2.	Resignation from All Officer Positions; Continuation as Director

To the extent the ending of your relationship with the Company or any Company affiliate is not effectuated by your termination of employment, you hereby resign as President and Chief Executive Officer of the Company and all other affiliations that you have with the Company or any of its affiliates, such resignations effective on the Date of Termination. You agree to execute any reasonably requested resignation letters to confirm any such resignations. Notwithstanding the foregoing, you shall continue to serve as director of the Company on the terms set forth in letter agreement with the Company attached hereto as Exhibit B to this Agreement (the “Director Letter Agreement”).

Detlev M. Biniszkiewicz, Ph.D.

September 27, 2017

3.	Existing Agreements

The following plans and agreements continue to be in effect except to the extent specifically modified by this Agreement: the Employment Agreement, the Restrictive Covenant Agreement (defined below), the Restricted Stock Award Notice Under the Surface Oncology, Inc. 2014 Stock Option and Grant Plan and the associated Restricted Stock Agreement dated May 14, 2015 (the “Equity Award” (as also defined in the Employment Agreement)); the Incentive Stock Option Grant Notice and the attached Incentive Stock Option Agreement dated December 4, 2015 (the “2015 Option Grant”); the Incentive Stock Option Grant Notice and the attached Incentive Stock Option Agreement dated March 3, 2016 (the “2016 Option Grant”); the Incentive Stock Option Grant Notice and the attached Incentive Stock Option Agreement dated June 27, 2017 (the “2017 Option Grant”, and together with the 2015 Option Grant and the 2016 Option Grant, the “Option Grants”); the Promissory Note dated May 28, 2015 (the “Promissory Note”); and the Pledge Agreement dated May 28, 2015 (the “Pledge Agreement”). The Equity Award and the Option Grants are collectively referred to as the “Stock Grants.”

4.	Severance Conditions/Termination Benefits

To receive Termination Benefits (as defined in the Employment Agreement), you must execute, not revoke and comply with this Agreement, including, without limitation, by complying with your ongoing obligations to the Company under this Agreement and the noncompetition, inventions or nondisclosure obligations that you owe to the Company, whether pursuant to applicable law or the Restrictive Covenant Agreement as defined below.

(a) continuation of your base salary for the nine (9) month period that immediately follows the Date of Termination in an amount equal to $282,000 (the “Salary Continuation Payments”);

(b) if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of (i) the date that is nine (9) months after the Date of Termination; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA;

(c) the unvested portion of the Equity Award (but none of the Option Grants) shall accelerate and vest for an additional six months beyond the Date of Termination (amounting to an additional 96,270 shares of Common Stock of the Company (the “Common Stock”)); and

(d) a pro-rated bonus equal to $112,800, less deductions and withholdings (the “Prorated Bonus”).

Detlev M. Biniszkiewicz, Ph.D.

September 27, 2017

The Salary Continuation Payments shall be made on the Company’s regular payroll dates commencing on the first payroll date after the Effective Date. In the event you miss a regular payroll period between the Date of Termination and first Salary Continuation Payment date, the first Salary Continuation Payment shall include a “catch up” payment. The Pro-rated Bonus shall be paid to you within five days of the Effective Date.

5.	Equity Treatment

It is understood and agreed that, based on the Date of Termination and the 6-month acceleration of the Equity Award (but not the Option Grants) referenced above in Section 4(c), as of the Termination Date, awards with respect to an aggregate of 1,018,360 shares of Common Stock under the Option Grants (472,830 options) and the Equity Award (545,530 shares) are vested.

First, the Company is offering to accelerate an additional portion of the Stock Grants with respect to an aggregate of 139,482 shares, consisting of a mix of options for Common Stock or restricted stock under the Stock Grants, so that the total vested equity as of the Date of Termination under the Stock Grants shall be equal to an aggregate of 1,157,842 shares of Common Stock under the Option Grants and the Equity Award, all in.

Further, the Company has elected to compensate you with equity for your continued service to the Company as a Board director, with an option grant for 102,900 shares, vesting over a three year period on a monthly basis (so 2,858 options per month for the first 35 months, and 2,870 options for the 36th month), such vesting to start on the Date of Termination and to continue on each month anniversary thereof for as long as you continue to maintain a Service Relationship (as defined in the Stock Grants) with the Company (such grant on those terms, the “Director Equity”). As described below, this equity grant will be achieved by restructuring the 2015 Option Grant.

To achieve that vested share position (i.e., 1,157,842 options and shares in total as of the Date of Termination) and the Director Equity (subject to further vesting), and to assist you in reducing cash payments to be made for those options and shares, notwithstanding anything herein to the contrary (provided you do not revoke this Agreement as provided below), the following is hereby agreed to by you and the Company:

•	The Equity Award is hereby made fully vested, amounting to you retaining ownership of 770,161 shares of Common Stock (provided you pay the Company the Promissory Note Payment as required by this Agreement).

•	The remaining portion of that vested share position as of the Date of Termination (amounting to 387,681 options) shall be achieved by hereby setting the vested portion of the 2015 Option Grant as of the Date of Termination at 387,681 options.

•

To reflect your Director Equity, instead of granting you any new option grant, the 2015 Option Grant shall hereby be modified as follows: (a) 102,900 options under the 2015 Option Grant shall hereby have the vesting schedule specified above for the Director Equity, and (b) the remaining options under the 2015 Option Grant, totaling 51,911

Detlev M. Biniszkiewicz, Ph.D.

September 27, 2017

options, are hereby cancelled in full and cannot vest under any circumstances and thus consequently cannot be exercised for any shares of Common Stock. Thus, to recap the treatment of the 2015 Option Grant: (1) 387,681 options are vested as of the Date of Termination, (2) 102,900 options shall vest as specified above for the Director Equity, and (3) 51,911 options are cancelled in full and cannot vest under any circumstances and thus consequently cannot be exercised for any shares of Common Stock.

•	The 2016 Option Grant and the 2017 Option Grant are hereby cancelled in full and cannot vest under any circumstances and thus consequently cannot be exercised for any shares of Common Stock.

•	You hereby agree to pay the Company the full amount under the Promissory Note, $61,612.88 in principal plus the prescribed interest as of the projected Effective Date, together amounting to $61,951.21 (the “Promissory Note Payment”); at signing, you will provide the Company with a personal check made out to the Company in an amount equal to the Promissory Note Payment (the “Check”), which the Company will hold in escrow and cash on the Effective Date (or destroy if no Effective Date occurs).

The Stock Grants are hereby amended and restated to reflect the foregoing (subject to you not revoking this Agreement as provided below). You hereby confirm that you have no other right, title or interest in or to any equity or other securities of the Company (under the Employment Agreement or otherwise), except as expressly set forth in the Equity Award and the 2015 Option Grant, each as amended by this Agreement.

For clarity, any exercise period for the 2015 Option Grant, as amended by this Agreement, shall control the exercise period for options under that 2015 Option Grant (as so amended), and the Company makes not representation, warranty, covenant or other assertion as to whether any of the 2015 Option Grant (as so amended) qualifies, in whole or in part, as an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of 1986, as amended from time to time.

6.	Release of Claims

In consideration of, among other things, the Termination Benefits, you irrevocably and unconditionally release and forever discharge the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current, future and former managers, members, partners, officers, directors, shareholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, the complete release of all Claims of or for: breach of express or implied contract; wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including, without

Detlev M. Biniszkiewicz, Ph.D.

September 27, 2017

limitation, the covenant of good faith and fair dealing, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law (including, without limitation, under Massachusetts General Law Ch. 151B, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, and the Family and Medical Leave Act); defamation or damage to reputation; reinstatement; punitive or emotional distress damages; equity compensation or other forms of compensation; and attorney’s fees and costs for wages, back or front pay, bonuses, severance pay, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, § 148-150C, or otherwise.

You understand that this general release of Claims extends to any and all claims through the date you sign this Agreement, including, without limitation, all claims related to equity of the Company and to your employment by the Company and your separation from that employment.

7.	Return of Property

You acknowledge that you have returned to the Company all property of the Company, including, without limitation, keys and access cards, computer equipment, software licensed to the Company, files and any documents (including, without limitation, computerized data and any copies) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). You also commit that, upon request by the Company you shall delete and finally purge any duplicates of files or documents that may contain the Company’s information from any non-Company computer, Smartphone device or other device that remains your property after the Date of Termination, unless expressly authorized to keep duplicates of some of these materials. In any event, if you later discover that you continue to retain any such property, you shall return it to the Company immediately.

8.	Restrictive Covenant Agreement

The Noncompetition and Nonsolicitation Confidentiality and Assignment Agreement which you entered into in connection with your employment (the “Restrictive Covenant Agreement”), appended hereto as Exhibit C to this Agreement shall remain in full force in effect in accordance with its terms and is hereby incorporated by reference into this Agreement.

9.	Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or their respective products or services, or any of the Company’s current, future or former managers, members, partners, officers, directors, shareholders, employees or agents. The obligations set forth herein shall not in any way affect your obligation to testify truthfully in any legal proceeding.

Detlev M. Biniszkiewicz, Ph.D.

September 27, 2017

10.	Communications About Your Departure

The Board shall work with you to develop an internal and external communication plan regarding your departure and the Company. If you are asked by any person or entity (whether or not affiliated with the Company) about the reasons for your departure from the Company, you shall respond in a way that is consistent with the communication and you shall not make negative statements about the Company, your employment or the reasons for your departure.

11.	Future Cooperation

You agree to cooperate reasonably with the Company (including, without limitation, its outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information. You agree to make yourself available during and outside of regular business hours for such cooperation; provided that the Company shall not utilize this Section 11 to require you to make yourself available to an extent that would unreasonably interfere with your search for employment or any subsequent employment responsibilities that you may have. You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. In connection with fulfilling your obligations under this Section 11, your pre-approved, out of pocket and reasonable expenses shall be reimbursed by the Company.

12.	Confidentiality of Agreement

You agree to keep the existence of the terms of this Agreement (“Agreement-Related Information”) strictly confidential and to not disclose Agreement-Related Information to anyone provided you may disclose Agreement-Related Information to your attorneys, tax advisors and your immediate family but only if such person first agrees to keep the Agreement-Related Information confidential.

13.	Unemployment Compensation

If you apply to the Massachusetts Department of Unemployment Assistance for unemployment compensation benefits under state law, the Company shall not dispute your eligibility for such benefits. This shall not affect the Company’s obligation to respond truthfully to governmental agency requests for information related to unemployment compensation eligibility.

14.	Taxes

All payments set forth in this Agreement shall be subject to all applicable federal, state or local withholding or payroll taxes, and the Company may withhold from any amounts payable to you (including, without limitation, any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations, including, without limitation, with respect to the Prorated Bonus based on the full amount thereof. Nothing herein shall be construed to mean that the Company shall compensate you for tax-related payments or liabilities.

Detlev M. Biniszkiewicz, Ph.D.

September 27, 2017

15.	Legally Binding; Advice of Counsel

This Agreement is a legally binding document, and your signature shall commit you to its terms. You acknowledge that you have it carefully read and fully understand all of the provisions of this Agreement, that the Company has advised you to consult with counsel prior to entering into this Agreement, and that you are voluntarily entering into this Agreement.

16.	Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company except those promises and representations as provided in this Agreement.

17.	Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Equity Award, 2015 Option Grant, the Director Letter or the Restrictive Covenant Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18.	Waiver or Amendment

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. No amendment to any provision of this Agreement shall be effective unless made in writing and signed by all of the parties to this Agreement.

19.	Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company. The term “or” means “and/or”.

20.	Entire Agreement

This Agreement along with the Restrictive Covenant Agreement, the Equity Award, the 2015 Option Grant, the Director Letter, the Promissory Note and the Pledge Agreement, constitutes the entire agreement between you and the Company. This Agreement and those agreement supersedes any previous agreements or understandings between you and the Company or any of their affiliates relating to the subject matter herein (including, without limitation, the Stock Grants except to the extent amended by this Agreement). You further acknowledge and agree that, expect as specifically set forth herein, you are not entitled to any other securities of, or payments or benefits from, the Company.

Detlev M. Biniszkiewicz, Ph.D.

September 27, 2017

21.	Time for Consideration; Effective Date

You acknowledge that you have been provided with the opportunity to consider this Agreement and the Director Letter for twenty-one (21) days before signing it. To accept this Agreement and the Director Letter, you must return a signed original of this Agreement and the Director Letter and the Check so that they are received by Lisa McGrath, Human Resources, or Company corporate counsel Goodwin Procter LLP, on or before the expiration of this twenty-one (21) day period. If you sign this Agreement and the Director Letter, and deliver the Check, within less than twenty-one (21) days of the date of its delivery to you, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement and the Director Letter for the entire twenty-one (21) day period. You and the Company agree that any changes or modifications to this Agreement or the Director Letter shall not restart the twenty-one (21) day period. For a period of seven (7) days from the day of the execution of this Agreement and the Director Letter, and your delivery of the Check, you shall retain the right to revoke this Agreement and the Director Letter all together (and for clarity, not in part) by written notice that must be received by Ms. McGrath or corporate counsel before the end of such revocation period. This Agreement and the Director Letter shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), whereupon the Company will cash the Check, provided that you do not revoke this Agreement and the Director Letter during the revocation period. Upon any such revocation, this Agreement and the Director Letter shall be null and void (and for clarity the Stock Grants shall continue in full force and effect with reference to the terms of this Agreement, and the Check will be destroyed by the Company as provided above).

22.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

* * *

Detlev M. Biniszkiewicz, Ph.D.

September 27, 2017

Please indicate your agreement to the terms of this Agreement by signing and returning the original of this letter to the undersigned within the time period set forth above.

Agreed to by:

SURFACE ONCOLOGY, INC.

By:	/s/ Daniel S. Lynch	9/28/2017
Daniel S. Lynch

	/s/ Detlev Biniszkiewicz	9/28/2017
	Detlev M. Biniszkiewicz, PhD	Date

Exhibit A

a.	Stock Options (under Option Grants):

Option Grant	Options Granted	Exercise Price	Vested as of Date of Termination
12/4/15	542,492	$0.16	237,340
3/3/16	589,662	$1.81	233,407
6/27/17	50,000	$2.46	2,083

Total	1,182,154		472,830

b.	Restricted Stock (under the Equity Award): 770,161 shares; 545,530 shares vested as of Date of Termination.[1]

[1]	Assumes 6 months of accelerated vesting which is contingent on entering into and complying with this Agreement.

Exhibit B

Director Letter Agreement

September 27, 2017

Detlev M. Biniszkiewicz, PhD

Re:	Board of Directors of Surface Oncology

Dear Detlev:

Surface Oncology, Inc. (the “Company”) is pleased to confirm its offer to you to continue to serve as a director on the Board of Directors (the “Board”) of the Company.

Your compensation for serving as a director of the Company will be at the rate of $25,000 per year, payable in four calendar quarterly installments of $6250, thirty (30) days in arrears after the end of each calendar quarter.

In addition to your cash compensation for serving as a director of the Company, options for common stock of the Company have been identified to vest with your continued service, pursuant to that certain agreement entitled “Separation Agreement” of around the same date hereof; those options are known as the “Director Equity” in that Separation Agreement. You should not expect to receive any other Company equity grants.

As you are aware, the Company is a Delaware corporation and, therefore, your rights and duties as a Board member are prescribed by Delaware law and the Company’s charter documents, as well as by the policies established by the Board from time to time.

It is understood that you will serve at the pleasure of the Company and that either you or the Company may terminate your directorship at any time and for any reason without prior notice and without additional compensation to you (and even if only some and not all of the Director Equity has vested).

You will be solely responsible for payment of all governmental charges and taxes arising from your service to the Company as a director.

This letter is in addition to, and not in lieu of, all other agreements you have with the Company, including, without limitation, the Separation Agreement and the other agreements referred to therein.

Please indicate your acceptance of this offer to continue to serve as a director of the Company by signing and dating the enclosed copy of this letter.

We look forward to your continued service on the Board.

Very truly yours,

Surface Oncology, Inc.

By:	/s/ Daniel S. Lynch

Title:	Chairman

Accepted and Agreed:

/s/ Detlev Biniszkiewicz

9/28/2017

Date

Exhibit C

Restrictive Covenant Agreement

Attached.

SURFACE ONCOLOGY, INC.

Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

In consideration and as a condition of my employment or continued employment by Surface Oncology, Inc. (the “Company”), I agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.

4. Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company,

I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company. I will advise the president of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist

5. Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company, or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8. Non-Competition and Non-Solicitation.

In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of one (1) year following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage or participate in any business activity anywhere in the United States that develops, manufactures or markets any products that are directed to the same molecular targets as any products that are under development or that are the subject of active planning at any time during my employment; provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. For the avoidance of doubt, this Section 8 shall not prevent my employment by a business entity that develops, manufactures or markets any products that are directed to the same molecular targets as any products that are under development or that are the subject of active planning at any time during my employment by Company, provided that I do not engage or participate in such development, manufacture or marketing. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers of the Company or any of its suppliers, for the purpose of selling products or services that compete with the Company’s products or services or interfering with the

Company’s relationship with such customer or supplier, and/or (b) solicit, entice, attempt to persuade any other employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within six months of any attempt to hire such person. I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

9. Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond.

12. Use of Voice, Image and Likeness. I give the Company permission to use any and all of my voice, image and likeness, with or without using my name, in connection with the products and/or services of the Company, for the purposes of advertising and promoting such products and/or services and/or the Company, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

13. Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to social media and networking services and sites, electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

14. No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment, I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.

15. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

16. [Reserved]

17. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

18. Interpretation. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Suffolk County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

[End of Text]

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:	/s/ Detlev Biniszkiewicz
(Employee’s full name)

Type or print name: Biniszkiewicz

Date: 03/17/2015

EXHIBIT A

To:	Surface Oncology, Inc.

From:

Date:

SUBJECT: Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

No inventions or improvements

See below:

Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

None

See below: